Qualstar Reports Fiscal 2011 First Quarter Results

SIMI VALLEY, CA -- (Marketwire - November 11, 2010) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the first quarter of fiscal 2011 ended September 30, 2010.

Fiscal 2011 First Quarter Financial Results

Revenues for the first quarter of fiscal 2011 were $5.2 million, compared to $3.7 million for the same quarter of fiscal 2010, an increase of $1.6 million or 42.5 percent. Income from operations was $120,000 compared to a loss from operations of $1.1 million in the first quarter of fiscal 2010. Net income was $167,000 or $0.01 per basic and diluted share, compared to a net loss of $1.0 million, or $(0.08) per basic and diluted share for the first quarter of fiscal 2010.

Tape library segment revenues were $3.2 million for the first quarter, compared to $2.5 million in the first quarter of fiscal 2010, an increase of $0.7 million, or 29.6 percent. Power supply segment revenues were $2.0 million for the quarter, compared to $1.2 million in the prior year quarter, an increase of $0.8 million, or 69.3 percent.

Gross profit increased to $2.1 million, or 40.3 percent of net revenues, for the three months ended September 30, 2010, from $963,000, or 26.2 percent of net revenues, for the three months ended September 30, 2009. The increase in gross profit is attributed to a change in product mix and a decrease in inventory reserves.

Research and development ("R&D") expenses for the first quarter of fiscal 2011 were $707,000, or 13.5 percent of revenues, compared to $802,000 or 21.8 percent of revenues, for the first quarter of fiscal 2010. The decrease is due primarily to lower compensation expenses related to headcount reductions. Sales and marketing expenses were $636,000, or 12.1 percent of revenues, compared to $544,000 or 14.8 percent of revenues, in the corresponding period last year. The increase in sales and marketing expenses in dollars was due to higher commission expenses correlated to an increase in revenues. General and administrative expenses were fairly comparable in dollars, at $649,000 or 12.4 percent of revenues in the first quarter of fiscal 2011, compared to $671,000, or 18.2 percent of revenues, for the same period last year.

Cash, cash equivalents and marketable securities were $24.3 million at September 30, 2010, unchanged from June 30, 2010. Inventory, net of reserves, at September 30, 2010 was $5.5 million, compared to $4.8 million at June 30, 2010.

Commenting on the Company's business results, Bill Gervais, president and chief executive of Qualstar said, "We're off to a good start in fiscal 2011. Our first quarter results reflected an uptick in revenues and gross profit to a level sufficient to provide a small profit and positive operating cash flows. First quarter revenues of $5.2 million increased 42.5 percent compared to revenues of $3.7 million in the first quarter last year. During the quarter we benefitted from strength in our XLS enterprise library series, as well as solid performance in our power supplies product line."

Mr. Gervais concluded, "In total, we shipped 31 XLS units in the quarter versus 4 units in the year ago quarter ended September 2009 and 17 units in the immediately preceding quarter ended June 2010. In addition, power supplies turned in solid results, with $2.0 million in revenues, a new high."

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2011 first quarter results on Thursday, November 11, 2010 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available after the live conference call. Additionally, participants can dial into the live conference call by calling 877-941-2333 or 480-629-9723. An audio replay will be available through November 18, 2010, by calling 800-406-7325 or 303-590-3030, and entering access code 4383312.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K.

-Financial Tables to Follow-

                           QUALSTAR CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share amounts)
                                (UNAUDITED)

                                                       Three Months Ended
                                                      --------------------
                                                          September 30,
                                                        2010       2009
                                                      ---------- ---------

Net revenues                                          $    5,241 $   3,679

Cost of goods sold                                         3,129     2,716
                                                      ---------- ---------

Gross profit                                               2,112       963
                                                      ---------- ---------

Operating expenses:
  Research and development                                   707       802
  Sales and marketing                                        636       544
  General and administrative                                 649       671
                                                      ---------- ---------
     Total operating expenses                              1,992     2,017
                                                      ---------- ---------

Income (loss) from operations                                120    (1,054)

Investment Income                                             47       103
                                                      ---------- ---------

Income (loss) before income taxes                            167      (951)

Provision for income taxes                                     -         -
                                                      ---------- ---------

Net Income (loss)                                     $      167 $    (951)
                                                      ========== =========

Earnings (loss) per share:
                                                      ---------- ---------
  Basic and Diluted                                   $     0.01 $   (0.08)
                                                      ========== =========

Shares used to compute income (loss) per share:
                                                      ---------- ---------
  Basic and Diluted                                       12,253    12,253
                                                      ========== =========

                                                      ---------- ---------
Cash dividends declared per common share              $        - $    0.06
                                                      ========== =========

                           QUALSTAR CORPORATION
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (in thousands)

                                                September 30,   June 30,
                                                    2010          2010
                   ASSETS                       (Unaudited)    (Audited)
                                                ------------- -------------

Current assets:
  Cash and cash equivalents                     $       1,949 $       2,234
  Marketable securities, short-term                    11,789        12,033
  Receivables, net of allowance for doubtful
   accounts of $145K as of September 30, 2010
   and $113K as of June 30, 2010                        2,569         2,829
  Inventories, net                                      5,472         4,823
  Prepaid expenses and other current assets               348           299
                                                ------------- -------------

       Total current assets                            22,127        22,218
                                                ------------- -------------

Property and equipment, net                               248           260
Marketable securities, long-term                       10,517         9,997
Other assets                                               46            46
                                                ------------- -------------

       Total assets                             $      32,938 $      32,521
                                                ============= =============

      LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                              $       1,552 $       1,225
  Accrued payroll and related liabilities                 396           521
  Other accrued liabilities                               930           903
                                                ------------- -------------

       Total current liabilities                        2,878         2,649
                                                ------------- -------------

Other long-term liabilities                                25            25
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and
   outstanding as of September 30, 2010
   and June 30, 2010                                   18,837        18,830
  Accumulated other comprehensive income                   78            64
  Retained earnings                                    11,120        10,953
                                                ------------- -------------
       Total shareholders' equity                      30,035        29,847
                                                ------------- -------------

       Total liabilities and shareholders'
        equity                                  $      32,938 $      32,521
                                                ============= =============

For more information, contact:

Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744
nandalon@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@mww.com